Exhibit 10.10
AMENDMENT NO. 1 TO
AMENDED AND RESTATED MASTER LOAN AGREEMENT
     This Amendment No. 1 to Amended and Restated Master Loan Agreement (this “Amendment”) is effective as of October 19, 2007, by and between US BIO ALBERT CITY, LLC, an Iowa limited liability company (“Borrower”), and AGSTAR FINANCIAL SERVICES, PCA (“Lender”).
RECITALS
     A. Lender has extended various credit facilities to Borrower for the purposes of acquiring, constructing, equipping, furnishing and operating an ethanol production facility in Buena Vista County, Iowa, pursuant to that certain Master Loan Agreement dated as of November 15, 2005 (as amended by that certain Amendment No.1 and Waiver to Master Loan Agreement dated as of July 31, 2006, and by that certain Amended and Restated Master Loan Agreement dated as of February 26, 2007) (as amended, the “MLA”); First Supplement to the Master Loan Agreement (Construction Loan) dated as of November 15, 2005 (as amended by that certain Amendment No.1 to Amended and Restated First Supplement to Master Loan Agreement dated as of July 31, 2006, by that certain Amended and Restated First Supplement to the Master Loan Agreement (Construction Loan) dated as of January 24, 2006, and by that certain Second Amended and Restated First Supplement to the Amended and Restated Master Loan Agreement (Construction Loan) dated as of February 26, 2007) (as amended, the “First Supplement”); Second Supplement to the Master Loan Agreement (Revolving Loan) dated as of November 15, 2005 (the “Second Supplement”); Third Supplement to the Master Loan Agreement (Term Loan) dated as of February 26, 2007 (the “Third Supplement”); and Fourth Supplement to the Master Loan Agreement (Term Revolving Loan) dated as of February 26, 2007 (the “Fourth Supplement”). The MLA, First Supplement, Second Supplement, Third Supplement and Fourth Supplement are referred to collectively hereinafter as the “Loan Agreement”).
     B. Borrower has requested Lender amend certain provisions of the Loan Agreement, and Lender has agreed to such amendments upon the terms and conditions set forth herein.
     C. Unless otherwise expressly defined herein, capitalized terms used herein shall have the same meaning ascribed to them in the MLA.
AGREEMENT
     NOW, THEREFORE, in consideration of the premises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
1. Amendments to MLA:

     (a) Section 1.01: Section 1.01 of the MLA is hereby amended by adding, amending and restating the following definitions:
“Accounts” means all of the Borrower’s accounts, as such term is defined in the UCC, including, the aggregate unpaid obligations of customers and other account debtors to the Borrower arising out of the sale or lease of goods or rendition of services by the Borrower on an open account or deferred payment basis.
“Affiliate” means, as to any Person, any other Person: (a) that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such Person, or (b) that directly or indirectly beneficially owns or holds ten percent (10%) or more of any class of voting stock or membership interests (units) having ordinary voting power for the election of directors (or persons performing similar functions) of such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.
“Affiliated Borrower” means any of US Bio Platte Valley, LLC, US Bio Ord, LLC, US Bio Hankinson, LLC, US Bio Dyersville, LLC, US Bio Janesville, LLC or US Bio Woodbury, LLC.
“Borrowing Base” means, at any time, the lesser of: (i) Six Million Five Hundred Thousand and No/100 Dollars ($6,500,000.00), or (ii) the sum of: (A) seventy-five percent (75%) of the Borrower’s Eligible Accounts Receivable, plus (B) seventy-five percent (75%) of the Borrower’s Eligible Inventory.
“Borrowing Base Certificate” means a certificate, substantially in the form of Exhibit A attached to the Second Supplement, properly completed and duly executed by an authorized Senior Officer of the Borrower.
“Capital Expenditures” means, for any period, the sum of all amounts that would, in accordance with GAAP, be included as additions to property, plant and equipment on a statement of cash flows for the Borrower during such period, with respect to: (a) the acquisition, construction, improvement, replacement or betterment of land, buildings, machinery, equipment or of any other fixed assets or leaseholds, or (b) other capital expenditures and other uses recorded as capital expenditures having substantially the same effect.
“Compliance Certificate” means a certificate, substantially in the form of Exhibit A attached to the MLA, of the Treasurer or other Senior Officer of the Borrower, setting forth the calculations of current financial covenants set forth in Section 5.01, and: (a) stating the Financial Statements fairly present in all material respects the financial condition of the Borrower in accordance with GAAP (subject to year end adjustments and the absence of footnotes with respect to unaudited interim Financial Statements) and, other than the unaudited interim Financial Statements, have been prepared in accordance with GAAP, and (b) stating whether they have knowledge of the existence of any Event of Default as of the date of the Compliance Certificate, and if so, stating in reasonable detail the facts with respect thereto.
“Default” shall mean any event, fact, circumstances or condition that, after any requirement for the giving of applicable notice or passage of time or both has been satisfied, would constitute, be or result in an Event of Default.
“EBITDA” means for any period, the total of the following each calculated without duplication for the Borrower for such period: (a) Net Income, plus (b) any provision for (or less any benefit from) Income Taxes included in determining such Net Income, plus (c) Interest Expense deducted in determining such Net Income, plus (d) amortization and depreciation expense deducted in determining such net income all as determined in accordance with GAAP.
“Eligible Accounts Receivable” means all unpaid Accounts, net of any credits, except that the following shall not in any event be deemed Eligible Accounts Receivable:
(a) that portion of Accounts unpaid forty-five (45) days or more after the invoice date;
(b) that portion of Accounts that is disputed or subject to a claim of offset or a contra account;
(c) that portion of Accounts for which goods giving rise to such Account have not yet been shipped or for which rendition of services have not yet been performed, as applicable, by the Borrower to the customer;
(d) Accounts owed by any unit of government, whether foreign or domestic (except Incentive Payments) unless, with respect to Accounts owed by the government of the United States, the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq. and 41 U.S.C. § 15 et seq.), has been complied with to the Lender’s reasonable satisfaction;
(e) Accounts owed by an account debtor located outside the United States unless such Account is backed by a letter of credit or foreign credit insurance reasonably acceptable to the Lender which is in the possession of or has been assigned to the Lender;
(f) Accounts owed by an account debtor that is insolvent, the subject of bankruptcy proceedings or has gone out of business;
(g) Accounts owed by a member, Guarantor, Affiliate, director, officer or employee of the Borrower, other than accounts owed by Provista Renewable Fuels Marketing, LLC, United Bio Energy Ingredients, LLC, or any Affiliated Borrower;

(h) Accounts not subject to a duly perfected Lien in favor of the Lender or which are subject to any Lien in favor of any Person other than the Lender, other than Permitted Liens pursuant to Section 5.02(a)(iv) including any payment or performance bond;
(i) that portion of Accounts that has been restructured, extended, or reduced other than in the ordinary course of business;
(j) that portion of Accounts that constitutes advertising, finance charges, service charges or sales or excise taxes; and
(k) Accounts, or portions thereof, otherwise deemed ineligible by the Lender, in its good faith discretion, exercised in its reasonable business judgment with respect to which the Lender has provided at least two (2) Business Days prior written notice to the Borrower.
In the event that an Account which was previously an Eligible Account Receivable ceases to be an Eligible Account Receivable hereunder, the Borrower shall exclude such Account from Eligible Accounts Receivable on, and at the time of submission to the Lender of, the next Borrowing Base Certificate.
“Eligible Inventory” means all Inventory held for ultimate sale or lease, or which has been or will be supplied under contracts of service, or which are raw materials, work in process, or materials used or consumed in the Borrower’s business, excluding all of the following Inventory:
(a) covered by documents of title, instruments, or chattel paper when these documents, instruments and paper are not owned and held by the Borrower or are subject to competing Liens;
(b) intended to be sold outside of the ordinary course of business;
(c) consigned, sold or leased to others or held on consignment or lease from others or subject to a bailment;
(d) subject to a competing Lien, other than a Permitted Lien;
(e) paid for in advance with progress payments or any other sums to the Borrower in anticipation of the sale and delivery of Inventory;
(f) that is obsolete or not salable in the ordinary course of business; and
(g) that the Lender, in its good faith discretion, disqualifies as Eligible Inventory, exercised in its reasonable business judgment with respect to which the Lender has provided at least two (2) Business Days prior written notice to the Borrower.
In the event that Inventory which was previously Eligible Inventory ceases to be Eligible Inventory hereunder, the Borrower shall exclude such Inventory from Eligible Inventory on, and at the time of submission to the Lender of, the next Borrowing Base Certificate.
“Environment” means all indoor or outdoor air, surface water, groundwater, surface or subsurface land, including all fish, wildlife, biota and all other natural resources.
“Environmental Laws” means all federal, state, local, and foreign laws and regulations relating to pollution or protection of human health or the Environment, including without limitation, laws relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, transport or handling of Hazardous Materials.
“Excess Cash Flow Payment” has the meaning specified in Section 2.05(b).
“Financial Statements” has the meaning specified in Section 5.01(c)(i).
“Fixed Charge Coverage Ratio” means, as of the last day of any period of twelve consecutive months, the ratio of (i) EBITDA, in each case for such period, divided by (ii) the sum of (the Current Portion of Long Term Debt + Interest Expense + Dividends + Distributions + Tax Distributions + Maintenance Capital Expenditures), in each case for such period.
“Governmental Authority” means and includes any and all courts, boards, agencies, commissions, or authorities of any nature whatsoever for any governmental unit (federal, state, county, district, municipality, city, or otherwise) in existence at the time of determination.
“Guarantor” means US BioEnergy Corporation, a South Dakota corporation.
“Hazardous Material” means all petroleum and petroleum products (including crude oil or any fraction thereof), asbestos or asbestos containing materials, and all other materials, chemicals or substances which are regulated by, form the basis of liability under or are defined as hazardous, extremely hazardous, toxic or words of similar import, including materials listed in 49 C.F.R. Section 172.101 and materials regulated under or defined as hazardous pursuant to any of the following: the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq.; the Clean Air Act, 42 U.S.C. Section 7401 et seq.; the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C.

Section 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 300(f) et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act 7 U.S.C. Section 136 et seq.; the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Section 6901 et seq.; the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. Section 2701 et seq.
“Incentive Payments” means any and all federal or state governmental subsidies, payments, transfers or other benefits, whether now or hereafter established, received, or scheduled to be received within thirty (30) days, by the Borrower.
“Income Taxes” means applicable federal, state, local or foreign income tax including any interest, penalty, or addition thereto, whether disputed or not.
“Lien” means any mortgage, pledge, hypothecation, collateral assignment, encumbrance, lien (statutory or other) or other security interest of any kind, or any preference, priority or other security agreement (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing)
“Long Term Marketing Agreement” means any contract, agreement or understanding of the Borrower having a marketing term of one year or more relating to the sale of any raw materials, Inventory, products or by-products of the Borrower, and involving gross sales by the Borrower in excess of One Million and No/100 Dollars ($1,000,000.00) annually.
“Material Adverse Effect” means : (a) a material adverse effect upon the validity or enforceability of any Loan Document or any material term or condition contained therein; (b) a material and adverse effect on the condition (financial or otherwise), business assets, operations, or property of the Borrower and its Subsidiaries taken as a whole; or (c) material impairment on the ability of the Borrower to perform its obligations under the Loan Documents.
“Maximum Excess Cash Flow Payment” has the meaning specified in Section 2.05(b).
“Net Income” means net income of the Borrower and its Subsidiaries as determined in accordance with GAAP.
“Net Worth” means, with respect to the Borrower and its Subsidiaries, the excess of total assets over total liabilities except subordinated Debt, total assets and total liabilities each to be determined in accordance with GAAP consistent with those applied in the preparation of the Financial Statements referred to in Section 5.01(c) for the Borrower.

“Owner’s Equity” means the Net Worth divided by total assets of the Borrower and its Subsidiaries, measured initially at the end of the first twelve (12) months after the Completion Date, maintained thereafter, and expressed as a percentage.
“Permitted Liens” has the meaning specified in Section 5.02(a).
“Reinvestment Distributions” has the meaning specified in Section 5.02(b).
“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of Hazardous Material into the Environment.
“Senior Officer” means any of Borrower’s Chief Executive Officer, Chief Financial Officer, President, Treasurer, or any Vice President.
“Subsidiary” as to any Person, means any corporation or other entity in which more than 50% of all equity interests is owned directly or indirectly by such Person. Unless otherwise qualified herein, all references to a “Subsidiary” or “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of Borrower.
     (b) Section 2.05(b): Section 2.05(b) of the MLA is hereby amended and restated in its entirety to read as follows:
Excess Cash Flow. In addition to all other payments of principal and interest required under this Agreement, at the end of the first full fiscal quarter following the Conversion Date, and continuing each fiscal quarter thereafter until the Maturity Date, Borrower shall remit to Lender within five (5) days of delivery of the Financial Statements used to calculate the applicable Excess Cash Flow, an amount equal to one hundred percent (100%) of Borrower’s Excess Cash Flow, calculated based upon, with respect to the first three fiscal quarters of each fiscal year of Borrower, that fiscal quarter’s interim Financial Statements, on or before sixty (60) days after the end of each such fiscal quarter of Borrower and, with respect to the fourth fiscal quarter of Borrower, the annual Financial Statements of Borrower required to be delivered pursuant to Section 5.01(c)(i), on or before one hundred and twenty (120) days after the end of each fiscal year of Borrower (the “Excess Cash Flow Payment”), provided however, that the total Excess Cash Flow Payments required hereunder shall not exceed One Million Two Hundred Fifty Thousand and No/100 Dollars ($1,250,000.00) in any fiscal quarter or Five Million and No/100 Dollars ($5,000,000.00) in any fiscal year (the “Maximum Excess Cash Flow Payment”). One hundred percent (100%) of the Excess Cash Flow Payment shall be applied to the reduction of the outstanding principal balance of the Term Loan in the inverse order of maturity. The Excess Cash Flow Payment shall be re-calculated annually based upon fiscal year-end Financial Statements required by Section 5.01(c)(i). If any such recalculation evidences an underpayment by Borrower for such fiscal year, then any time after the annual Financial Statements are required to be delivered pursuant to Section 5.01(c)(i), Borrower shall within thirty (30) days of Lender’s request remit to Lender any additional amounts, resulting from such underpayment, to Lender under this Section in an amount not to exceed the Maximum Excess Cash Flow Payment. If any such recalculation by Borrower or Lender evidences an overpayment by Borrower for such fiscal year, Borrower may reduce its next Excess Cash Flow Payment due by the amount of such overpayment until the entire overpayment is applied. Any Excess Cash Flow Payment or any other payment from Excess Cash Flow shall not constitute a prepayment with respect to which a prepayment fee under Section 2.10 is required to be paid. Notwithstanding the foregoing, the requirement to make an Excess Cash Flow Payment for any fiscal quarter shall not apply if Borrower’s Owner’s Equity is greater than or equal to sixty percent (60%), but will be reinstated if Owner’s Equity falls below sixty percent (60%), in each case measured for such fiscal quarter or year end, as the case may be.
     (c) Sections 2.06 and 5.01(f): Sections 2.06 and 5.01(f) of the MLA are hereby amended by substituting the words “Owner’s Equity” in place of each reference to “Tangible Owner’s Equity” therein.
     (d) Section 5.01(c): Section 5.01(c) of the MLA is hereby amended and restated in its entirety to read as follows:
Reporting Requirements. Furnish to Lender:
(i) beginning with the first fiscal year end following the Completion Date, as soon as available, but in no event later than one hundred twenty (120) days after the end of each fiscal year of Borrower occurring after the Conversion Date and during the term hereof, a copy of reviewed (unaudited) financial statements (including balance sheet, statements of income and cash flows (the “Financial Statements”) and, if any, accompanying notes thereto for such fiscal year for Borrower, which Financial Statements shall be prepared by McGladrey & Pullen, LLP or another accounting firm reasonably acceptable to Lender). Such Financial Statements shall be accompanied by a Compliance Certificate, calculated as of the last day of the fiscal period set forth in such Financial Statements;
(ii) beginning with the first fiscal quarter end following the Completion Date, as soon as available, but in no event later than sixty (60) days after the end of each of the first three fiscal quarters of each fiscal year of Borrower occurring after the Conversion Date and during the term hereof, a copy of unaudited quarterly consolidated Financial Statements of the Borrower, in each case prepared in accordance with GAAP in all material respects (except for the omission of footnotes and for the effect of normal year-end audit adjustments). Such Financial Statements shall be prepared in comparative form, including a comparison of actual performance to the budget for such quarter and year-to-date;

(iii) promptly upon Lender’s request therefor, copies of all reports and notices which the Borrower or any Subsidiary files under ERISA with the Internal Revenue Service or the Pension Benefit Guaranty Corporation or the U.S. Department of Labor or which the Borrower or any Subsidiary receives from the Pension Benefit Guaranty Corporation or the U.S. Department of Labor;
(iv) notwithstanding anything to the contrary set forth in the foregoing Section 5.01(c)(iii), within thirty (30) days after a Senior Officer of the Borrower becomes aware of the occurrence of any Reportable Event (as defined in Section 4043 of ERISA) applicable to the Borrower or any Subsidiary, a statement describing such Reportable Event and the actions Borrower proposes to take in response to such Reportable Event;
(v) following the Completion Date, by November 1 of each fiscal year of the Borrower, an annual (presented on a quarterly basis) operating and capital assets budget of Borrower for the immediately succeeding fiscal year;
(vi) following the Completion Date, as soon as available but in no event later than forty-five (45) days after the end of each month, production reports for the immediately preceding calendar month setting forth corn inputs, ethanol output, DDGS and carbon dioxide output, and natural gas usage, together with such additional production information as reasonably requested by Lender;
(vii) promptly, and in any event within then (10) Business Days after any Senior Officer of the Borrower obtains knowledge of the occurrence of an Event of Default or a Default that is continuing, notice of such Event of Default or Default;
(viii) promptly after the receipt thereof, a copy of any management letters or written reports submitted to Borrower by its independent certified public accountants with respect to the business, financial condition or operation of the Borrower;
(ix) promptly after the receipt thereof, a copy of any notice of default under any Long-Term Marketing Agreement;
(x) promptly after transmittal or filing thereof by Borrower or the Guarantor, copies of all proxy statements, notices and reports sent to its members or shareholders and copies of all registration statements (without exhibits) and all reports which it files with the Securities and Exchange Commission (or any governmental body or agency succeeding to the functions of the Securities and Exchange Commission); provided that, for purposes of this Section 5.01(c)(x), notice of the filing with the Securities and Exchange Commission shall constitute delivery of such proxy statements, registration statements, notices or reports;

(xi) promptly after request therefor, such other information respecting the condition or operations, financial or otherwise, of Borrower or any Subsidiary as Lender may from time to time reasonably request;
(xii) promptly, and in any event within ten (10) Business Days after the commencement thereof, notice of the commencement of any action, suit, or proceeding brought or initiated against the Borrower or any of its Subsidiaries before any court, arbitrator, or Governmental Authority which could reasonably be expected to have a Material Adverse Effect;
(xiii) without limiting the provisions of Section 5.01(c)(xii) above, promptly and in any event within ten (10) Business Days after receipt thereof, notice of the receipt of all pleadings, orders, complaints, indictments, or any other communication alleging liability under, or a violation of, any applicable Environmental Law where such liability or violation could reasonably be expected to have a Material Adverse Effect;
(xiv) promptly after filing, receipt or becoming aware thereof, copies of any filings or communications sent to and notices or other communications received by the Borrower or any of its Subsidiaries from any Governmental Authority relating to any material noncompliance by Borrower or any of its Subsidiaries with any laws or with respect to any matter or proceeding the effect of which could reasonably be expected to have a Material Adverse Effect;
(xv) promptly after a Senior Officer of the Borrower becomes aware thereof, notice of any development or event which has had or could reasonably be expected to have a Material Adverse Effect;
(xvi) beginning with the fourth month after the Completion Date, the Borrower will furnish to Lender as soon as available and in any event within forty-five (45) days after the end of each month (or at such other times or with such greater frequency as is reasonably requested by Lender), a duly completed Borrowing Base Certificate, setting forth the Borrowing Base as of the last day of such month, certified by the appropriate authorized Senior Officer; and
(xvii) beginning with the end of the first fiscal quarter after the Completion Date, the Borrower will furnish to Lender as soon as available and in any event within forty-five (45) days after the end of each fiscal quarter (or at such other times or with such greater frequency as is reasonably requested by Lender), a certificate stating the principal amount of: (a) each loan made by the Borrower to any Affiliated Borrower or other Affiliate or Subsidiary of Borrower, (b) each loan made to Borrower by any Affiliated Borrower or other Affiliate or Subsidiary of the Borrower, and (c) each account receivable or account payable of the Borrower to each Affiliated Borrower or other Affiliate or Subsidiary of Borrower.

     (e) Section 5.01(e): Section 5.01(e) of the MLA is hereby amended by substituting the words “Net Worth” in place of each reference to “Tangible Net Worth” therein.
     (f) Section 5.02(b): Section 5.02(b) of the MLA is hereby amended and restated in its entirety to read as follows:
Distributions, etc. Declare or pay any dividends, purchase or otherwise acquire for value any of its membership interests or units now or hereafter outstanding, or make any distribution of assets to its interest holders, members or general partners as such, or permit any Subsidiary to purchase or otherwise acquire for value any stock, membership interest or partnership interest of Borrower, provided, however, Borrower and the Subsidiaries may: (i) declare and pay dividends and distributions payable in membership interests or units or equity interests (including options or warrants), (ii) purchase or otherwise acquire shares of the membership interests or units or equity interests of Borrower or the Subsidiaries with the proceeds received from the issuance of new membership interests or units or equity interests (including options or warrants), (iii) Borrower may declare and pay aggregate cash dividends and distributions during such fiscal year in an amount not to exceed the amount necessary for the member of Borrower to pay when due (including any payment of estimated taxes) Income Taxes on such member’s allocable share of the taxable income of Borrower for such taxable year or fiscal year, as applicable (“Tax Distributions”), (iv) purchase, redeem or otherwise acquire membership interests or units of Borrower or equity interests (including options or warrants) of the Subsidiaries or declare and pay dividends or distributions in an amount not to exceed, in the aggregate, forty percent (40%) of the cumulative Net Income of Borrower and its Subsidiaries after the Completion Date minus the cumulative amount of all such payments made pursuant to this Section 5.02(b), (iv) prior to the date of the payment then being made (“Allowed Distributions”), (v) pay dividends or distributions which are immediately reinvested in Borrower (“Reinvestment Distributions”); (vi) complete the transactions reflected on Schedule 4.01(a), (vii) after payment of the Excess Cash Flow Payment required by Section 2.05(b), if any, pay additional distributions in an amount reasonably acceptable to Lender (“Excess Distributions”), and (viii) purchase the membership interests of Borrower or options or warrants with respect thereto from officers, directors or employees of Borrower upon the death, disability or termination of employment of such officer, director or employee; or
     (g) Section 5.02(c): Section 5.02(c) of the MLA is hereby amended and restated in its entirety to read as follows:
Capital Expenditures. Except for costs identified in the Project Sources and Uses Statement, make Capital Expenditures in fixed assets in an aggregate amount in excess of Two Million and No/100 Dollars ($2,000,000.00) during any fiscal year during the term of this Agreement.

2. Conditions to Effectiveness of this Amendment. This Amendment shall become effective as of the date hereof upon the satisfaction of the conditions precedent that Lender shall have received, on or before the date hereof, executed counterparts of this Amendment, duly executed by each of the parties hereto, and an executed Consent and Reaffirmation of Guaranty in the form attached hereto as Exhibit A, duly executed by the Guarantor.
3. Representations and Warranties. Borrower hereby represents to Lender that, after giving effect to this Amendment:
     (a) All of the representations and warranties of Borrower contained in the MLA and in each other Loan Document are true and correct in all material respects as though made on and as of the date hereof.
     (b) As the date hereof, except as otherwise specifically stated herein, no Event of Default has occurred and is continuing.
4. Miscellaneous.
     (a) Effect; Ratification. The amendments set forth herein are effective solely for the purposes set forth herein and shall be limited precisely as written, and shall not be deemed to (i) be a consent to, or an acknowledgment of, any amendment, waiver or modification of any other term or condition of the Loan Agreement or (ii) prejudice any right or remedy which Lender may now have or may have in the future under or in connection with the Loan Agreement, as amended hereby, or any other instrument or agreement referred to therein. Each reference in the MLA to “this Agreement,” “herein,” “hereof” and words of alike import and each reference in the other Loan Documents to the “MLA” or the “Master Loan Agreement” shall mean the MLA, as amended hereby.
     (b) Loan Documents. This Amendment is a Loan Document executed pursuant to the MLA and shall be construed, administered and applied in accordance with the terms and provisions thereof.
     (c) Counterparts. This Amendment may be executed in any number of counterparts, each such counterpart constituting an original and all of which when taken together shall constitute one and the same instrument.
     (d) Severability. Any provision contained in this Amendment which is held to be inoperative, unenforceable or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable or invalid without affecting the remaining provisions of this Amendment in that jurisdiction or the operation, enforceability or validity of such provision in any other jurisdiction.
     (e) GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MINNESOTA.

     (f) WAIVER OF JURY TRIAL. THE BORROWER AND THE LENDER HEREBY IRREVOCABLY WAIVE ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT TO WHICH IT IS A PARTY OR ANY INSTRUMENT OR DOCUMENT DELIVERED THEREUNDER.
{SIGNATURE PAGE FOLLOWS}

SIGNATURE PAGE TO
AMENDMENT NO. 1 TO
AMENDED AND RESTATED MASTER LOAN AGREEMENT
BY AND BETWEEN
US BIO ALBERT CITY, LLC
AND
AGSTAR FINANCIAL SERVICES, PCA
DATED: October 19, 2007
     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their respective duly authorized officers as of the date first written above.
BORROWER:
US BIO ALBERT CITY, LLC,
an Iowa limited liability company

By:	/s/ Kelly S. Langley
Kelly S. Langley
Its: Treasurer
LENDER:
AGSTAR FINANCIAL SERVICES, PCA,
a United States corporation

By:	/s/ Mark Schmidt Mark Schmidt
Its: Vice President

EXHIBIT A
CONSENT AND REAFFIRMATION OF GUARANTY
     The undersigned, US BioEnergy Corporation, hereby:
     (i) consents to the modifications set forth in: (a) that certain Amendment No. 1 to Amended And Restated Master Loan Agreement effective as of October 19, 2007; (b) that certain Amendment No. 1 to Second Supplement to the Master Loan Agreement effective as of October 19, 2007; (c) that certain Amendment No. 1 to Third Supplement to the Master Loan Agreement effective as of October 19, 2007; (d) that certain Allonge to the Term Note effective as of October 19, 2007; (e) that certain Amendment No. 1 to Fourth Supplement to the Master Loan Agreement effective as of October 19, 2007; and (f) that certain Allonge to the Term Revolving Note effective as of October 19, 2007; and
     (ii) reaffirms the guaranty of the undersigned, as set forth in that certain Amended and Restated Continuing Guaranty made as of February 26, 2007, by the undersigned for the benefit of Lender, is and shall remain in full force and effect.

US BIOENERGY CORPORATION

By:	/s/ Kelly S. Langley

Name: Kelly S. Langley
Its: Treasurer